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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE
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Hudson Valley Holding Corp.                Contact:    Wendy Croker
21 Scarsdale Road                                      VP, Shareholder Relations
Yonkers, NY 10707                                      (914) 771-3214



                          HUDSON VALLEY HOLDING CORP.
                       ANNOUNCES STOCK REPURCHASE PROGRAM


     Yonkers, N.Y., May 30, 2007 - William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp., announced the approval by the Board of Directors of a program, effective May 30, 2007, to repurchase up to 250,000 shares of its common stock at a price of $56.00 per share. This offer expires August 28, 2007.

     Griffin, noting the strong financial performance of the Company and a desire to re-acquire shares, said the Board of Directors increased from 100,000 to 250,000 the number of common shares that the Company may acquire and established a per share price that would apply to all transactions, replacing the prior repurchase program that offered a different per share price contingent on the number of shares in any one transaction.

     Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and NYNB Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2 billion in assets, serving the metropolitan area with 22 branches located in Westchester, Rockland, the Bronx, Manhattan and Queens. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB Bank is a Bronx based bank with approximately $140 million in assets serving the local communities of the South Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.'s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board.  Additional information on
Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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     This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in the Company's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.